Execution Version
Exhibit 10.1

MEMBERSHIP WITHDRAWAL AGREEMENT

Between

TRI-STATE GENERATION AND TRANSMISSION ASSOCIATION, INC.

and

LA PLATA ELECTRIC ASSOCIATION, INC.

MEMBERSHIP WITHDRAWAL AGREEMENT
25-TSGT-0065

This Membership Withdrawal Agreement (this “Contract”) is dated as of September 22, 2025 (the “Agreement Date”), by and between TRI-STATE GENERATION AND TRANSMISSION ASSOCIATION, INC., a Colorado cooperative corporation (“Tri-State”) and LA PLATA ELECTRIC ASSOCIATION, INC., a Colorado corporation (“LPEA”). Tri-State and LPEA are each sometimes hereinafter individually called a “Party” and collectively called the “Parties.”
WHEREAS, Tri-State is an electric generation and transmission cooperative engaged in generating, purchasing, and transmitting electric power and energy to its members in the states of Colorado, Nebraska, New Mexico, and Wyoming;
WHEREAS, LPEA is currently a member-owner of Tri-State and purchases wholesale electric power and energy from Tri-State under the terms and conditions of the Wholesale Electric Service Contract, by and between the Parties, dated July 1, 2007 (the “WESC”);
WHEREAS, on September 1, 2021, Tri-State filed Rate Schedule No. 281 (Contract Termination Payment Methodology and Procedures) with the Federal Energy Regulatory Commission (“FERC”) in Docket No. ER21-2818 (“Rate Schedule No. 281”) to govern the rates, terms, and conditions under which a member-owner of Tri-State may withdraw from Tri-State pursuant to Article I, Section 4 of Tri-State’s Amended and Restated Bylaws (“Bylaws”) and terminate its wholesale electric service contract with Tri-State;
WHEREAS, in January 2024, Tri-State filed revised Rate Schedule No. 281 (Contract Termination Payment Methodology and Procedures), in connection with its first compliance filing, as directed by FERC, which FERC accepted on March 29, 2024 to become effective November 1, 2021, subject to further compliance filing;

WHEREAS, on March 25, 2024, pursuant to the terms of the then current FERC-accepted and effective version of Rate Schedule No. 281, LPEA provided Tri-State a two-year non-conditional notice of its intent to withdraw (“Withdrawal Notice”) from membership in Tri-State and terminate its WESC, with an effective date of April 1, 2026 (the “Withdrawal”);

WHEREAS, on May 29, 2025, Tri-State filed revised Rate Schedule No. 281 (Contract Termination Payment Methodology and Procedures), in connection with its fifth compliance filing, as directed by FERC’s April 29, 2025 Order Addressing Arguments Raised on Rehearing and Granting Clarification in Docket No. ER21-2818 et al., which FERC accepted on August 4, 2025 (the “August 2025 Rate Schedule No. 281”), which as of the Agreement Date is the FERC-accepted and effective version of Rate Schedule No. 281;
WHEREAS, on August 8, 2025 and September 3, 2025, Tri-State filed revised Rate Schedule No. 281 (Contract Termination Payment Methodology and Procedures), as directed by FERC’s July 9, 2025 Order approving Offer of Settlement and Settlement Agreement and FERC’s August 4, 2025 Order on Compliance in Docket No. ER21-2818 et al., respectively;

WHEREAS, FERC may, after the Agreement Date, issue additional orders related to Rate Schedule No. 281, which orders may require additional revised Rate Schedule No. 281 compliance filings;
WHEREAS, LPEA serves load only in the Western Interconnection and thus is a Western Interconnection Member (as the term is used in the August 2025 Rate Schedule No. 281); and
WHEREAS, as provided in the FERC-accepted and effective version of Rate Schedule No. 281 as of the Agreement Date, the Parties are to enter into this Contract to address the issues identified in the FERC-accepted and effective version of Rate Schedule No. 281 as of the Agreement Date and to provide other items to effectuate the Withdrawal.
NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the sufficiency and adequacy of which are hereby acknowledged, the Parties agree to the following:
Section 1. PERFORMANCE OF RESPONSIBILITIES TO WITHDRAW; ANCILLARY AGREEMENTS; AND POWER PURCHASE AGREEMENTS:
1.1Each Party shall perform its respective responsibilities as set forth in this Contract in good faith and shall use reasonable efforts to complete those responsibilities on a timely basis.
1.2Each Party will work in good faith and exercise reasonable diligence to negotiate and execute a Telecommunications and Fiber Sharing Agreement (“Telecom Sharing Agreement”) and an Operations and Maintenance Agreement (“O&M Agreement” and together with the Telecom Sharing Agreement, “Ancillary Agreements”), with execution of such Ancillary Agreements by October 3, 2025, or such other date agreed to by the Parties in writing (the “Ancillary Agmt Execution Date”).
1.3If the O&M Agreement is not executed by the Ancillary Agmt Execution Date, Tri-State shall file such agreement unexecuted for disposition of contested clauses by FERC no later than November 2, 2025 (the “Ancillary Agmt Filing Date”); provided, if Tri-State fails to file the unexecuted O&M Agreement by the Ancillary Agmt Filing Date with a written explanation of the contested clauses as communicated by LPEA to Tri-State prior to the Ancillary Agmt Execution Date, LPEA may thereafter pursue its rights under the Federal Power Act. The Parties acknowledge that the Telecom Sharing Agreement and O&M Agreement replace existing similar agreements between the Parties that terminate upon termination of the WESC. The Parties are currently negotiating the Ancillary Agreements. For the continued operations of the Parties due to the integrated operation of the Parties’ facilities, the Parties acknowledge that these Ancillary Agreements are essential and critical, and the Parties shall make good faith efforts to ensure that these Ancillary Agreements are effective as of the Withdrawal Time
1.4The Parties executed a Contract for the Purchase and Sale of Facilities, dated April 22, 2025, TS-25-0001 (“Purchase Agreement”) that provides for Tri-State to sell and LPEA to purchase certain assets and transmission and/or distribution facilities. Nothing in this Contract obligates or creates a duty for Tri-State to sell, or LPEA to purchase, any such assets or facilities. Pursuant to the Purchase Agreement, the Parties will work in good faith to negotiate and execute an interim Facilities Use Agreement (“Interim FUA”) by December 5, 2025, or such other date agreed to by the Parties in writing, to be filed at

FERC no later than January 16, 2026 (in unexecuted format if the Parties cannot agree to all terms by December 5, 2025, or such other date agreed to by the Parties in writing) to govern LPEA’s use of Tri-State’s facilities in the event the closing on the transaction under the Purchase Agreement is delayed due to needed approvals or other reasons, and solely for the period ending when closing on the transaction is completed pursuant to the terms of the Purchase Agreement.
1.4    PPAs. Related to the three categories of power purchase agreements (“PPAs”) that can be used to serve Western Interconnection Member load as described in the FERC-accepted and effective version of Rate Schedule No. 281 as of the Agreement Date, Tri-State and LPEA have agreed, and document herein, that the net aggregate Proposed Buyout Amount is $0.00 for the Renewables PPAs, Basin CROD PPA, and WAPA Agreements, so the Final Western Interconnection PPA Adjustment upon the Withdrawal will not result in a credit or debit to the Final Payment Amount (as those terms are defined in August 2025 Rate Schedule No. 281).
Section 2. WITHDRAWAL
2.1Subject to satisfaction of the condition precedent described in Section 4, or the waiver of such condition precedent exercised by Tri-State, effective at the beginning of the day, as of 12:00:00 a.m. Central Prevailing Time, on April 1, 2026 (the “Withdrawal Time”), the following will simultaneously occur unless otherwise agreed to by the Parties in writing:
2.1.1The Withdrawal pursuant to Article I, Section 4 of the Bylaws will become effective, subject to any true-ups as provided in the then current FERC-accepted and effective version of Rate Schedule No. 281 or as described in Sections 3.1 and 3.2;
2.1.2Except as otherwise provided herein and any mutual releases agreed upon by the Parties, the contracts identified in Schedule 2.1.2 (including, for avoidance of doubt, the WESC) will terminate and be of no further force and effect to the extent such contracts are still in effect as of the Withdrawal Time; provided that each Party shall continue to indemnify and defend the other Party to the extent set forth in such contracts for claims that arose prior to the Withdrawal Time; provided further that (a) any obligations concerning any unpaid bills, including for electric service or work that Tri-State performs and LPEA is financially responsible arising under such contracts shall survive, and (b) any other provisions in such contracts that survive termination pursuant to the terms of such contracts for obligations, expenses, or costs arising after January 24, 2025 and prior to the Withdrawal Time shall survive; and
2.1.3As LPEA has elected to take the discounted value of its patronage capital in a discounted lump sum credit as set out in the then current FERC-accepted and effective version of Rate Schedule No. 281, Tri-State will retire, and LPEA will relinquish its right to, any patronage capital retirement or allocation arising from its membership in Tri-State or Tri-State’s furnishing of wholesale electric service to LPEA, including any patronage capital accrued as of the Withdrawal Time and any patronage capital arising under Article VII, Section 3 of Tri-State’s

Bylaws, and any property rights it may have in the event of dissolution arising under Article II, Section 1 of Tri-State’s Bylaws or otherwise. Except as provided in Sections 3.1.3 and 3.1.4, no patronage capital will be allocated to LPEA or retired to LPEA or paid in cash to LPEA at any time after the Withdrawal Time. Notwithstanding the foregoing, should Tri-State’s Board of Directors declare any patronage capital retirements prior to the Withdrawal Time, LPEA shall receive its proportionate share of such payment(s), and Tri-State shall not modify the date or manner of such payment(s) so as to exclude LPEA from such payment(s).
Section 3. FINAL PAYMENT AMOUNT
3.1Final Payment Amount. No later than 2:00 p.m. Mountain Prevailing Time on March 30, 2026, LPEA shall pay the amount calculated pursuant to the FERC-accepted and effective version of Rate Schedule No. 281 as of the Final Payment Amount Notice Date (“Final Payment Amount”). The payment of the Final Payment Amount shall be made in immediately available funds to a nationally recognized escrow agent such as a state or federally chartered commercial bank with an office in the State of Colorado, with assets of at least $1 billion, selected by LPEA that is acceptable to Tri-State (the “Escrow Agent”), such acceptance not to be unreasonably withheld, pursuant to an escrow agreement to be entered into by the Parties in a form mutually acceptable to Tri-State, LPEA, and the Escrow Agent (“Escrow Agreement”) by no later than March 17, 2026. LPEA shall provide the name of a nationally recognized escrow agent to Tri-State for approval by December 31, 2025. Tri-State will either approve in writing the escrow agent selected by LPEA or provide the name of another escrow agent that is acceptable to Tri-State within ten (10) days after LPEA provides the name of the escrow agent to Tri-State. LPEA will either approve in writing the escrow agent selected by Tri-State or provide the name of another escrow agent that is acceptable to LPEA within five (5) business days after Tri-State provides the name of the escrow agent to LPEA, and this process will continue until LPEA and Tri-State are able to mutually agree to an escrow agent. LPEA’s payment to Tri-State for the purchase of certain assets and facilities pursuant to the Purchase Agreement is not included in the Final Payment Amount and is covered by and addressed in the Purchase Agreement.
3.1.1Estimated Final Payment Amount. The estimated Final Payment Amount of $160,303,099.79 (the “Estimated Final Payment Amount”), calculated in accordance with the August 2025 Rate Schedule No. 281, includes the following formula and inputs: Annual Western Interconnection CTP Amount ($208,437,113.00) + Final Western Interconnection PPA Adjustment ($0.00) – Estimated Patronage Capital Credit (based upon LPEA’s patronage capital balance as of December 31, 2024) ($48,134,013.21) – estimate of the Regulatory Liabilities Credit (based upon information as of June 30, 2025) ($0.00). Estimated Patronage Capital Credit and estimate of the Regulatory Liabilities Credit are the only inputs that are estimates in the above calculation that will be redetermined and finalized. Tri-State will provide the finalized inputs and Final Payment Amount in accordance with Section 3.1.2.
3.1.2Final Payment Amount. On or before the date that is thirty (30) days before the Withdrawal Time (“Final Payment Amount Notice Date”), Tri-State shall calculate and provide to LPEA the Final Payment Amount, which shall use the formula set forth in the FERC-accepted and effective version of Rate Schedule No. 281 as of the Final Payment Amount Notice Date. The only changes from the Estimated Final Payment Amount will be updated numbers, if any, for the Final Patronage Capital Credit and Regulatory Liabilities Credit, or as otherwise directed by FERC. In the event LPEA disputes the Final Payment Amount provided by Tri-State, LPEA may seek to include the disputed amount as part of a proceeding initiated at FERC or may otherwise initiate dispute resolution procedures hereunder.
3.1.3    2025 Patronage Capital True-Up. As the Final Payment Amount Notice Date is prior to Tri-State finalizing LPEA’s patronage capital allocation for 2025, Tri-State will use an estimate of LPEA’s final patronage capital balance as of December 31, 2025 for the finalized inputs and Final Payment Amount. In accordance with the FERC-accepted and effective version of Rate Schedule No. 281 as of the date of such true-up calculation, Tri-State will then include the final patronage capital allocation for 2025 when it calculates the true-up amounts pursuant to Section 3.1.4.
3.1.4    Regulatory Liabilities Credit and Patronage Capital True-Up. As the Regulatory Liabilities Credit will be based upon LPEA’s share of the amount booked into Regulatory Liabilities for deferred revenues and deferred membership withdrawal incomes as of February 28, 2026, the Final Payment Amount will use an estimate of LPEA’s Regulatory Liabilities Credit and thus be subject to true-up for such Regulatory Liabilities Credit amount as of March 31, 2026 (“Regulatory Liabilities True-Up”). As the Final Patronage Capital Credit will not include the finalized patronage capital allocation for 2025 or any accrued patronage capital for 2026, the Final Payment Amount is subject to true-up for (i) any difference between the estimate of LPEA’s final patronage capital balance as of December 31, 2025 and LPEA’s actual final patronage capital balance as of December 31, 2025 (“2025 Patronage Capital True-Up”), and (ii) accrued patronage capital for January 1, 2026 through March 31, 2026 for LPEA (“Accrued Patronage Capital True-Up”). The Regulatory Liabilities True-Up, 2025 Patronage Capital True-Up and Accrued Patronage Capital True-Up will be calculated and paid in accordance with the FERC-accepted and effective version of Rate Schedule No. 281 as of the date of such true-up calculation. In the event LPEA disputes the Regulatory Liabilities True-Up, 2025 Patronage Capital True-Up, and/or the Accrued Patronage Capital True-Up provided by Tri-State, the applicable Party shall pay the calculated amount, including any amounts subject to dispute, and the Parties shall submit the dispute to FERC for determination.
3.2Final Payment Amount True-Up – FERC Order. If, after the Final Payment Amount Notice Date, the Final Payment Amount (as trued-up under Section 3.1.4 to the extent such true-up has occurred prior to the final and non-appealable FERC order) is modified by FERC pursuant to a final and non-appealable FERC order, then within sixty (60) days after such order becomes final and non-appealable, (a) LPEA shall pay to Tri-State any deficiency (i.e., if the Final Payment Amount as modified by the FERC order is greater than the amount LPEA paid at the Withdrawal Time, subject to true-up as provided above under Section 3.1.4 to the extent such true-up has occurred prior to the final and non-appealable FERC order), or (b) Tri-State shall return any excess amount to LPEA (i.e., if the Final Payment Amount as modified by the FERC order is less than the amount LPEA paid at the Withdrawal Time, subject to true-up as provided above under Section 3.1.4 to the extent such true-up has occurred prior to the final and non-appealable FERC order). For clarity, the term “final and non-appealable FERC order” when used in this Section means a FERC order from which there are no (and cannot be, because of the expiration of deadlines) further requests for rehearing, appellate proceedings, required FERC orders, or required compliance filings.
3.3Escrow. The Escrow Agent, at the expense of LPEA, shall hold the Final Payment Amount in escrow until receipt of joint written instructions from Tri-State and LPEA to release the escrowed money, at which time the Escrow Agent shall deliver the Final Payment Amount, to Tri-State as set forth in the Escrow Agreement; provided, however, if this Contract is terminated pursuant to the provisions of this Contract prior to the Withdrawal Time, the Escrow Agent shall promptly return the payments made pursuant to this Section 3, together with any interest in the applicable escrow account, to LPEA pursuant to the Escrow Agreement. The escrow instructions that are consistent with Schedule 3.3 will be incorporated into the Escrow Agreement. Any interest on the amounts held in escrow shall be taxable to, and accrue for the benefit of, LPEA. If the Withdrawal does not occur pursuant to the terms of this Contract and LPEA remains a member-owner of Tri-State and continues to purchase and pay Tri-State for electric service in accordance with and subject to the terms of the WESC, the Parties shall instruct the Escrow Agent to promptly return to LPEA any payments made by LPEA, together with any interest in the applicable escrow account.
Section 4. CONDITION PRECEDENT TO WITHDRAWAL
4.1Tri-State Condition. The Withdrawal and termination of LPEA’s WESC is contingent upon LPEA’s satisfaction of the following condition, or Tri-State’s waiver of such condition, which is a material term of this Contract:
4.1.1Payment. LPEA’s payment of the Final Payment Amount into escrow in immediately available funds in accordance with Section 3.1 above and LPEA’s execution and delivery to Tri-State, with authorization for Tri-State to provide to the Escrow Agent, of the written instructions no later than 2:00 p.m. Mountain Prevailing Time on March 30, 2026 to release the escrowed money, including any amounts subject to dispute, to Tri-State as described in the Escrow Agreement.
Section 5. COVENANTS
5.1WESC.
5.1.1Until the Withdrawal Time, LPEA will continue to purchase and pay Tri-State for all electric service, including capacity and energy, which LPEA shall require for the operation of its system at Tri-State’s Class A member rate, in accordance with and subject to the terms of the WESC (and other related agreements currently in effect).
5.1.2Notwithstanding any other provisions of this Contract, LPEA shall, subject to any mutual releases agreed upon by the Parties, continue to remain responsible for and shall pay Tri-State, in accordance with the payment provisions of the WESC, for any unpaid bills related to electric service, including, but not limited to, the bill for electric service for the last month of service, and for any other unpaid bills or work Tri-State incurs prior to the Withdrawal Time for which LPEA is responsible to pay Tri-State, whether arising under the WESC, other applicable contracts identified in Schedule 2.1.2, other agreements that expire or terminated before the Withdrawal Time, or other multi-party agreements currently in effect. For the avoidance of doubt, Tri-State shall, subject to any mutual releases agreed upon by the Parties, continue to remain responsible for and shall pay LPEA for any unpaid bills or work LPEA incurs prior to the Withdrawal Time for which Tri-State is responsible to pay LPEA under the contracts identified in Schedule 2.1.2, other agreements that expire or terminated before the Withdrawal Time, and other multi-party agreements currently in effect. After the Withdrawal Time, LPEA shall promptly return to Tri-State any Tri-State membership certificate(s) in LPEA’s possession.
5.1.3After March 31, 2026 (or such earlier date as the Parties may otherwise agree), LPEA shall not be entitled to, and Tri-State has no obligation to pay LPEA for, any purchase payments for renewable energy credits (also known as environmental attributes) (“RECs”) arising under any of the REC Purchase Contracts identified in Schedule 2.1.2 (“REC Contracts”). For clarity, LPEA shall be entitled to, and Tri-State shall pay LPEA for, any purchase payments for RECs generated or created, or associated with energy generated on or prior to March 31, 2026 (or such earlier date as the Parties may otherwise agree) related to the REC Contracts; provided that (i) LPEA submits an attestation as required by the REC Contracts to Tri-State (ii) and for the period of January 1, 2026 through March 31, 2026 to the extent any REC Contracts are still in effect after December 31, 2025, LPEA submits an attestation as required by the REC Contracts to Tri-State by May 1, 2026. LPEA shall not be obligated to transfer title to any RECs for which it has ownership arising under any of such REC Contracts, if any. LPEA shall not be entitled to and Tri-State will have no obligation to pay LPEA for any energy efficiency rebates, credits, or services earned after March 31, 2026 pursuant to Tri-State’s energy efficiency program (electrify and save program). For clarity, LPEA shall be entitled to, and Tri-State shall pay LPEA for, any energy efficiency rebates, credits, or services earned prior to April 1, 2026 pursuant to Tri-State’s energy efficiency program (electrify and save program); provided that (i) LPEA submits any rebate requests by the time as specified in the electrify and save program to Tri-State (ii) and for the period of January 1, 2026 through March 31, 2026, LPEA submits any rebate requests as specified in the electrify and save program to Tri-State and by no later than April 30, 2026. After March 31, 2026, LPEA shall not be entitled to, and Tri-State will have no obligation to provide, any benefits or financial support associated with any beneficial electrification programs, including, but not limited to, electric vehicle charging stations and on-bill repayment programs, that are or will be provided to Tri-State’s other members.
5.1.4Notwithstanding any other provisions of this Contract, pursuant to the generation contracts or member project contracts identified in Schedule 2.1.2 (“Member Project Contracts”), each Party will continue to be responsible for performing its obligations set forth in the Member Project Contracts for 2025 Excess Annual Energy and 2025 Excess Annual Capacity (as such terms are defined in the Member Project Contracts), including true-up. This specifically includes Tri-State determining the amount of 2025 Excess Annual Energy and 2025 Excess Annual Capacity collectively under all Member Project

Contracts, if any, with such excess energy purchased from LPEA by Tri-State at Tri-State’s avoided cost as provided in such contracts and LPEA payment to Tri-State of any Excess Annual Capacity at Tri-State’s then current Class A generation demand rate.
5.2WREGIS Account and Qualified Reporting Services.
5.2.1Beginning at the Withdrawal Time or such earlier date as the Parties may otherwise agree, Tri-State will cease to be the Generator Agent (as defined in the Western Renewable Energy Generation Information System (or successor organization) (“WREGIS”) Operating Rules) for the project(s) described in any of the contract(s) identified in Schedule 5.2.1 (“Board Policy 117 Projects”). At least sixty (60) days before the Withdrawal Time (or such earlier date as required by WREGIS or the Parties may otherwise agree), LPEA shall execute the WREGIS Notification of Revocation of Assignment Form (or such other form specified by WREGIS) for all the Board Policy 117 Projects owned by LPEA with a termination date effective as of the Withdrawal Time (or such earlier date as the Parties may otherwise agree) and Tri-State will provide such notice to WREGIS. LPEA shall reasonably cooperate with Tri-State to obtain the generator owners’ signatures of the WREGIS Notification of Revocation of Assignment Form (or such other form specified by WREGIS) for all Board Policy 117 Projects not owned by LPEA at least sixty (60) days before the Withdrawal Time (or such earlier date as required by WREGIS or the Parties may otherwise agree).
5.2.2On or before December 1, 2025 (or such earlier date as the Parties may otherwise agree), (“WREGIS Account Date”), LPEA shall notify Tri-State in writing to which WREGIS account each of the Board Policy 117 Projects will be associated and initiate the generating unit transfer by completing the WREGIS Generating Unit Transfer Form (or such other form specified by WREGIS). Any transfers of WREGIS accounts for Board Policy 117 Projects shall be in accordance with WREGIS Operating Rules. After the Withdrawal Time (or such earlier date as the Parties may otherwise agree), LPEA shall have responsibility to WREGIS related to the Board Policy 117 Projects. If LPEA fails to notify Tri-State in writing to which WREGIS account(s) each of the Board Policy 117 Projects will be associated prior to the WREGIS Account Date, Tri-State has the right, in accordance with WREGIS Operating Rules, to de-register the Board Policy 117 Projects from its WREGIS Account effective as of the Withdrawal Time (or such earlier date as the Parties may otherwise agree) using the inactivation method.
5.2.3Beginning as of the Withdrawal Time (or such earlier date as the Parties may otherwise agree), Tri-State will cease performing any qualified reporting services and will no longer be the Qualified Reporting Entity (as defined in the WREGIS Operating Rules) for the Board Policy 117 Projects. On and after the Withdrawal Time (or such earlier date as the Parties may otherwise agree), LPEA shall be solely responsible for obtaining a Qualified Reporting Entity for the Board Policy 117 Projects, including for the final billing period under the WESC.]

5.3Transmission Service. If LPEA requires transmission service from Tri-State or another transmission provider subsequent to the Withdrawal Time, LPEA shall have the sole obligation to apply for and obtain transmission service commencing on the Withdrawal Time, and Tri-State shall have no liability to LPEA for LPEA’s failure to apply for or obtain such transmission service pursuant to the terms and conditions of the applicable Open Access Transmission Tariff (“OATT”), with the exception of Tri-State’s failure to comply with the terms and conditions of its OATT, provided that Tri-State shall reasonably cooperate with LPEA in connection with an application to Tri-State in accordance with Tri-State’s OATT. Nothing in this Contract shall restrict, limit or modify in any way LPEA’s right to receive any refunds that are ordered by FERC related to LPEA’s status as a transmission customer under Tri-State’s OATT.
5.4RPS Compliance and REC Transfer.
5.4.1RPS Compliance. Historically, Tri-State has assisted its members with their respective state renewable energy standard/renewable portfolio standard (“RPS”) compliance obligation, if the member has such an obligation, including the retirement of RECs in WREGIS associated with such compliance obligation. Tri-State will assist LPEA with LPEA’s Colorado RPS compliance obligation for the 2025 calendar year, including the retirement of RECs in WREGIS associated with such 2025 RPS compliance obligation, in the same manner that it assists Tri-State’s other members and in accordance with Tri-State’s Board Policy 117. Tri-State will provide LPEA the information consistent with what Tri-State has provided LPEA in the past and in time for LPEA to comply with LPEA’s June 1, 2026 Colorado RPS compliance reporting requirement for the 2025 calendar year. LPEA shall reasonably cooperate with Tri-State for Tri-State to provide such assistance. LPEA shall have the sole obligation, without any assistance from Tri-State, for LPEA’s compliance with its RPS compliance obligation for the 2026 calendar year and any calendar year thereafter. For clarity, all RECs arising out of the REC Contracts for which LPEA has title and ownership pursuant to the REC Contracts, along with any other RECs that LPEA owns, are used first to satisfy LPEA’s 2025 calendar year RPS compliance, including RECs from prior years. Only if LPEA does not have enough RECs, will Tri-State have an obligation to provide any additional Tri-State owned RECs. The final step of the compliance process for LPEA’s 2025 calendar year RPS compliance obligation is usually completed in the third quarter of 2026 when Tri-State retires the RECs in WREGIS by moving such RECs into a retirement WREGIS account (“Completion of Compliance”).
5.4.2REC Transfer. Within fifteen (15) days after the Completion of Compliance, Tri-State will transfer from Tri-State’s WREGIS account into LPEA’s WREGIS account, in accordance with WREGIS Operating Rules, all 2025 and prior RECs that have not been retired arising out of the Board Policy 117 Projects and/or REC Contracts that are in Tri-State’s WREGIS account and to which LPEA has title and ownership pursuant to the REC Contracts (“Member Owned RECs”). This does not include any RECs that Tri-State purchased pursuant to the REC Contracts or any RECs that are retired as part of LPEA’s compliance with its RPS compliance obligation. On or before December 31, 2025, LPEA shall notify Tri-State in writing to which WREGIS account the Member Owned RECs will be transferred at the times described herein. On or before August 28, 2026, LPEA will transfer into Tri-State’s WREGIS account, in accordance with WREGIS Operating Rules, all 2025 RECs arising out of the Board Policy 117 Projects and/or REC Contracts that are in LPEA’s or its designee’s WREGIS account on the date of such transfer and to which Tri-State has title and ownership pursuant to the REC Contracts, if any. On or before December 31, 2025, Tri-State shall notify LPEA in writing to which WREGIS account such RECs will be transferred at the times described herein, if applicable.
5.5Metering Coordination. After the Withdrawal Time, each Party shall reasonably cooperate with the other Party and provide such other Party timely metering information and related data in formats agreed upon by the Parties from any distributed generation metering points on LPEA system, including, but not limited to, any qualifying facilities, in order for Tri-State to perform final billing for electric service pursuant to the WESC (and other related agreements). Any ongoing sharing of metering information and related data for transmission service billing under the OATT, operational needs, or other needs of LPEA will be pursuant to the applicable OATT agreements and other future agreements as mutually agreed to by the Parties.
5.6FERC Filings. Tri-State shall, at its expense, seek and obtain all FERC acceptances for all filings that Tri-State reasonably determines are appropriate to obtain or make related to the Withdrawal (including the O&M Agreement and Interim FUA). The Parties acknowledge that Tri-State will, at its expense, seek FERC acceptance of the termination of the WESC and all other FERC jurisdictional agreements identified in Schedule 2.1.2 within thirty (30) days of the Withdrawal Time. Tri-State shall act in good faith and promptly take all actions reasonably necessary to make such filings and obtain such acceptances. However, if FERC does not accept the filings related to this Contract without condition or modification (unless such condition or modification is mutually agreeable to the Parties as evidenced by their written agreement), the Parties agree to work together in good faith to agree upon terms and conditions that are acceptable to them and to FERC.
5.7Class A Refund and True-Up. To the extent Tri-State’s Class A member rate becomes subject to refund that covers the period prior to the Withdrawal Time, for any energy, power, transmission or services provided by Tri-State to LPEA during the refund period (but not later than the Withdrawal Time), LPEA shall be eligible to receive, and Tri-State shall issue, refunds to LPEA consistent with FERC directives; provided however, that in lieu of such refund being deducted from the Class A rate or a line item on the invoice for the wholesale electric services contract, Tri-State shall pay such amount to LPEA. Should FERC require, as part of the refund process, Tri-State to recalculate LPEA’s A-41 bills with different rate components and the result of those recalculations is a higher amount due from LPEA, LPEA shall pay such amount to Tri-State as required by FERC (or within thirty (30) days of receiving the bill from Tri-State, if not specified by FERC). As Tri-State’s Class A member rate (A-41 rate schedule, effective August 1, 2024, subject to refund) has a true-up that covers the period prior to the Withdrawal Time, for any energy, power, transmission or services provided by Tri-State to LPEA during the refund period (but not later than the Withdrawal Time), (a) LPEA shall pay Tri-State, or Tri-State shall pay LPEA, such true-up amount, subject to the terms of the effective rate on file with FERC; provided however, that in lieu of such true-up being added to the Class A rate or a line item on the invoice for the wholesale electric services contract, LPEA shall pay such amount directly to Tri-State within thirty (30) days of receipt of an invoice from Tri-State or, as applicable, (b) Tri-State will pay any true-up amount owed to LPEA consistent with the timing it pays such true-up to its remaining members;

provided however, that, if applicable, in lieu of such true-up being reflected on to the Class A rate or a line item on the invoice for the wholesale electric services contract, Tri-State shall pay such amount directly to LPEA when such true-up is reflected on the remaining member invoice. For clarity, LPEA refunds or obligations stemming from the true-up calculation for the 2026 A-41 rate year that includes the Withdrawal Time shall be limited to its pro-rata share of billed Class A rate revenues for that rate year. With the 2026 A-41 rate year, which is trued-up in 2027, (a) the amount for LPEA’s pro-rata share will be calculated without the use of any deferred revenues related to LPEA or extraordinary funds (as that term is used in Tri-State’s Board Policy 503) resulting from events occurring on or after the Withdrawal Time (i.e., solely associated with service provided by Tri-State to LPEA prior to the Withdrawal Time under the Class A rate) and (b) if any Accrued Patronage Capital True-Up is paid to LPEA pursuant to Section 3.1.4, the amount of any Accrued Patronage Capital True-Up paid will reduce any true-up amount owed to LPEA for the 2026 A-41 rate year solely to the extent the calculations of the 2026 A-41 true-up include such amount and would result in LPEA receiving the benefit of the Accrued Patronage Capital True-Up twice. For the avoidance of doubt, following the Withdrawal Time, LPEA shall be entitled to utilize the procedures under Tri-State’s FERC-accepted formula rate protocols to the same extent as any other member in order to receive information, subject to the confidentiality obligations in such protocols, regarding, or to dispute, Tri-State’s true-up amounts applied to LPEA, in addition to any other procedures available to Tri-State’s remaining members under the Federal Power Act and FERC regulations; additionally, following the Withdrawal Time, for as long as Tri-State applies its true-up amounts to LPEA, Tri-State will continue to provide LPEA the notifications and information required under its FERC-accepted formula rate protocols as if it were a member.
5.8
5.9Membership Termination Certificate. LPEA shall execute and deliver to Tri-State a Membership Termination Certificate in the form of Exhibit A to this Contract (the “Termination Certificate”) concurrently with delivery of the payment of the Final Payment Amount into escrow. Upon receipt of such Termination Certificate, Tri-State shall execute and deliver to LPEA the Termination Certificate.

Section 6. REPRESENTATIONS AND WARRANTIES
6.1LPEA Representations and Warranties. LPEA represents and warrants to Tri-State as of the Agreement Date, as follows:
6.1.1Existence; Organization and Power. LPEA is (a) duly organized, validly existing, and in good standing under the laws of the State of Colorado and (b) has all requisite power and authority to (i) conduct its business as it is now being conducted and (ii) execute, deliver, and perform this Contract and all Ancillary Agreements and instruments to be executed and delivered in connection with the transactions contemplated by this Contract.
6.1.2Authorization. The execution, delivery and performance by LPEA of this Contract and all Ancillary Agreements and instruments to be executed and delivered, or the filing of the O&M Agreement if contested or other contested clauses with FERC as contemplated in this Contract, if applicable, in connection with the transactions contemplated by this Contract have been duly authorized by all necessary corporate or other organizational action.

6.1.3Binding Effect. This Contract has been, and each Ancillary Agreement, to the extent delivered hereunder, will have been, duly executed and delivered by LPEA. This Contract constitutes, and each Ancillary Agreement to the extent so delivered will constitute, a legal, valid and binding obligation of LPEA, enforceable against LPEA in accordance with its terms.
6.1.4    Financial Capability. LPEA has, or at the Withdrawal Time will have, sufficient cash, available lines of credit, project financing or other sources of immediately available funds to enable it to pay in full the Final Payment Amount to the Escrow Agent when required hereunder and to consummate the transactions contemplated hereunder.
6.2Tri-State Representations and Warranties.    Tri-State represents and warrants to LPEA as of the Agreement Date as follows:
6.2.1Existence; Organization and Power. Tri-State is (a) duly organized, validly existing, and in good standing under the laws of the State of Colorado and (b) has all requisite power and authority to (i) conduct its business as it is now being conducted and (ii) execute, deliver, and perform this Contract and all Ancillary Agreements and instruments to be executed and delivered in connection with the transactions contemplated by this Contract.
6.2.2Authorization. The execution, delivery and performance by Tri-State of this Contract and all other Ancillary Agreements and instruments to be executed and delivered, or the filing of the O&M Agreement if contested or other contested clauses with FERC as contemplated in this Contract, if applicable, in connection with the transactions contemplated by this Contract have been duly authorized by all necessary corporate or other organizational action.
6.2.3Binding Effect. This Contract has been, and each other Ancillary Agreements, to the extent delivered hereunder, will have been, duly executed and delivered by Tri-State. This Contract constitutes, and each Ancillary Agreement to the extent so delivered will constitute, a legal, valid and binding obligation of Tri-State, enforceable against Tri-State in accordance with its terms.
Section 7. TERMINATION; REMEDIES
7.1Events of Termination. This Contract may be terminated as follows:
7.1.1For Cause.
(a)By Tri-State, upon written notice to LPEA, if (i) LPEA fails to pay the Final Payment Amount to the Escrow Agent by the time and date specified in Section 3.1 (so long as such failure is not as a result of Tri-State’s breach or default of this Contract) or (ii) LPEA fails to execute and deliver the written instructions to release the escrowed money to Tri-State by the time and date described in Section 4.1.1 (so long as such failure is not as a result of Tri-State’s breach or default of this Contract) and if LPEA fails to cure such failure prior to the Withdrawal Time; or

(b)By a Party, upon written notice to the other Party, due to a material breach or default by the other Party of this Contract (other than breach or default as provided above) and failure to cure such breach or default within ten (10) days (or such other reasonable period of time as reasonably agreed between the Parties, or as otherwise ordered by FERC) after receipt of notice of such breach or default from the non-defaulting Party. Notwithstanding this ten (10)-day cure period in Section 7.1.1(b), if such breach is not reasonably susceptible of cure within such ten (10)-day period and any additional cure time will not impact completion of the Withdrawal on April 1, 2026, the breaching Party shall have such additional time as is reasonably necessary, but in no event longer than an additional thirty (30) days, so long as such Party is continuously and diligently pursuing a remedy and keeps the non-breaching Party apprised of progress towards cure on at least a weekly basis; provided that no additional cure time shall be provided related to the Parties obligations in Sections 3 and 4;
7.1.2Termination after Withdrawal Time. By either Party, upon written notice to the other Party, after April 1, 2026, in the event the closing of the Withdrawal did not occur on April 1, 2026, and so long as such failure to occur is not as a result of the terminating Party’s breach or default of this Contract; or
7.1.3Mutual Consent. By the mutual written consent of the Parties.
Notwithstanding any other provisions of this Contract to the contrary, (a) Tri-State’s failure or inability to obtain any FERC approval or consent; provided that Tri-State took any and all such actions that are reasonably necessary to obtain such approvals and consents from FERC, or (b) any injunction granted in a judicial proceeding that prevents LPEA from withdrawing from Tri-State or terminating the WESC, is not considered a breach or default of this Contract or any breach of warranty or representation.
If Tri-State terminates this Contract pursuant to Section 7.1, LPEA’s Withdrawal Notice is automatically deemed to be rescinded by mutual agreement of the Parties and deemed null and void.
7.2Remedies. If a Party terminates the Contract pursuant to Section 7.1.1 due to the breach or default of the other Party, the non-defaulting Party may pursue any and all remedies it may have at law, in equity and under this Contract, except to the extent otherwise limited or restricted, as set forth in this Contract or any directive issued by FERC.
Section 8. TERM OF CONTRACT; SURVIVAL
8.1This Contract is effective upon the date specified by FERC (the “Effective Date”). Tri-State shall file this Contract with FERC within ten (10) business days of Tri-State’s receipt of this Contract executed by LPEA. This Contract shall, unless terminated earlier pursuant to Section 7.1.1 or 7.1.3 of this Contract, remain in effect through the Withdrawal Time. After the Withdrawal Time and if the closing of the Withdrawal occurs pursuant to the terms of this Contract, Sections 1.1, 2.1, 3.1.3, 3.1.4, 3.2, 3.3, 5.1.2, 5.1.3, 5.1.4, 5.2, 5.3, 5.4, 5.5, 5.6, 5.7, 5.8, 7.1.2, 7.1.3, 7.2, and 8 through 19, and Schedule 2.1.2, along with any other provision that by its nature would reasonably be intended to survive, shall survive the Withdrawal Time. If the closing of the Withdrawal does not occur pursuant to the terms of this Contract or if this Contract is terminated pursuant to Section 7.1, all obligations of the Parties under this Contract will cease; provided that Sections 3.3 and 7 through 19, along with any other provision that by its nature would reasonably be intended to survive, shall survive the termination of this Contract.
Section 9. LIMITATION OF LIABILITY
9.1Neither Party shall be liable to the other Party for any indirect, incidental, special, punitive, exemplary, or consequential damages, including, but not limited to, loss of use, loss of revenue, loss of profit, cost of replacement power and energy, interest charges, or cost of capital; nothing in this Contract shall limit, prevent or restrict the rights of the Parties under sections 205 and 206 of the Federal Power Act and FERC’s rules and regulations thereunder, including seeking recovery of costs (including the types of costs listed in this Section) in a filing with FERC.
Section 10. ENTIRE AGREEMENT
10.1    This Contract, including its schedules and exhibits (which are incorporated by reference), together with the FERC-accepted and effective version of Rate Schedule No. 281 as of the Agreement Date, subject to further compliance filings, constitutes the entire agreement between the Parties and supersedes all previous communications, representations, or agreements, either oral or written, with respect to the subject matter of this Contract.
Section 11. AMENDMENT
11.1    This Contract may only be amended in a writing, signed by both Parties, with the effectiveness of such amendment, subject to acceptance by FERC (if applicable).
Section 12. COUNTERPARTS
12.1    This Contract and any of its certificates may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. This Contract and any of its certificates may be electronically signed and electronic signatures appearing on such are the same as handwritten signatures for the purposes of validity, enforceability, and admissibility. Delivery may be effected by actual delivery or by electronic transmission of an executed counterpart copy to the other Party.
Section 13. ASSIGNMENT
13.1    Except as provided herein, neither Party shall assign any of its rights, title, or interests or delegate any performance under this Contract without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed. Each Party shall have the right at any time and from time to time to mortgage, create, or provide for a security interest in or convey in trust its rights, titles, and interests in this Contract to a lender, mortgagee, or trustee under deeds of trust, mortgages, or indentures, or to secured parties under security agreements, as security for its present or future bonds or other obligations or securities, and to any successors or assigns thereof without need for the prior consent of the other Party, and without the lender, mortgagee, trustee, or secured party assuming or becoming in any respect obligated to perform any of the obligations of such Party. Any lender, mortgagee, trustee, or secured party under a present or future deed of trust, mortgage, indenture, or security agreement of a Party and any successor thereof by action of law or otherwise, and any purchaser, transferee, or assignee of any thereof may, without need for the prior consent of the other Party, succeed to and acquire all the rights, titles, and interests of the borrowing Party in this Contract, and may foreclose upon said rights, titles, and interests of the borrowing Party. Any purported assignment in violation of this Section is voidable.
Section 14. NO THIRD -PARTY BENEFICIARIES
14.1    This Contract does not and is not intended to confer any rights or remedies upon any third party.
Section 15. NOTICES
15.1Any notice, consent or other communication required to be made in writing under this Contract shall be delivered (a) in person; (b) by nationally recognized overnight courier (charges prepaid); or (c) by email transmission, in each case properly addressed to the persons specified below. Either Party may from time to time change its contact information for the purposes of notices, consents, or other communications by a similar notice to the other Party specifying new contact information, but no such change shall become effective until it is actually received by the other Party. All notices, consents, or other communications required or permitted under this Contract that are addressed as provided in this Section shall be deemed to have been given (i) upon delivery if delivered in person or by overnight courier, or (ii) upon the notice sender’s receipt of written confirmation of delivery from the notice recipient, if delivered by email. Notices shall be addressed as follows:
If to LPEA:
La Plata Electric Association
Attn: General Counsel
        45 Stewart St.
Durango, CO 81303
Email: gmsmith@lpea.coop

If to Tri-State:
Tri-State Generation and Transmission Association, Inc.
Attn: Senior Vice President, General Counsel
1100 W. 116th Avenue
Westminster, CO 80234
Email: jay.sturhahn@tristategt.org
Section 16. WAIVER
16.1The failure or delay of any Party to enforce any right arising under this Contract on one or more occasions, or a Party’s particular course of conduct, will not operate as a waiver of that or any other right on that or any other occasion. A waiver at any time by a Party to this Contract of its rights with respect to any matter arising under or in connection with this Contract shall not be deemed to be a waiver with respect to any subsequent matter. A waiver must be in writing and signed by the Party against whom enforcement is sought in order to be effective.

Section 17. HEADINGS
17.1Headings and captions are for reference only and shall not be construed as interpretations of the text of this Contract.
Section 18. CHOICE OF LAW
18.1This Contract shall be governed by and construed in accordance with the internal laws of the State of Colorado and applicable federal law, without giving effect to any choice or conflict of law provision or rule (whether of the State of Colorado or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Colorado and applicable federal law. Unless prohibited by public policy, in the event of a conflict between the internal laws of the State of Colorado and applicable federal law, the internal laws of the State of Colorado shall control. Any judicial proceeding arising out of or relating to this Contract shall be brought and determined exclusively in the District Court in and for the County of Denver and State of Colorado; however, if subject matter jurisdiction exists with respect to such action, it shall be brought and determined exclusively in the United States District Court for the District of Colorado. Each of the Parties irrevocably submits to the jurisdiction of the aforesaid courts with respect to any such action or proceeding arising out of or relating to this Contract. Each Party waives any claim that such action or proceeding brought in any such court is an inconvenient forum. EACH PARTY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION ARISING OUT OF OR RELATING TO THIS CONTRACT AND THE TRANSACTIONS IT CONTEMPLATES.
Section 19. SEVERABILITY
19.1The invalidity or unenforceability of any provision of this Contract shall not affect or impair any other provision, and the invalid or unenforceable provision shall be modified to the extent necessary to make it valid and enforceable.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Membership Withdrawal Agreement to be duly executed by and through their authorized representatives as of the Agreement Date.

TRI-STATE GENERATION AND TRANSMISSION ASSOCIATION, INC.

By (signature): /s/ Duane Highley

Name: Duane Highley
Title: Chief Executive Officer

LA PLATA ELECTRIC ASSOCIATION, INC.

By (signature): /s/ Chris Hansen

Name: Chris Hansen
Title: Chief Executive Officer

Section 20.SCHEDULE 2.1.2

LIST OF CONTRACTS THAT TERMINATE AT
THE WITHDRAWAL TIME

Tri-State Contract No.	Date of Contract	Title
WESC
N/A	7/1/2007	Wholesale Electric Service Contract*
Policy 115 Generation Contracts/ Member Project Contracts
TS-10-0107	11/12/2010	Generation Contract for Lemon Dam Hydro*
TS-14-0126	1/9/2015	Generation Contract for the Armadillo Community Solar Garden Project*
TS-14-0132	10/28/2014	Generation Contract for the Durango Solar Garden 1 Project*
TS-14-0135	1/9/2015	Generation Contract for the Durango Solar Garden 2 Project*
TS-14-0138	1/9/2015	Generation Contract for the Sun Mesa Solar Garden – Mesa Site Phase 1 Project*
TS-17-0067	5/31/2017	Generation Contract for the Williams Ignacio Plant Generator, as amended*
TS-16-0154	3/9/2017	Generation Contract for the Oxford Tract Solar Project*
TS-22-0032	4/21/2022	Member Project Contract for the 9-R Blue Bird Bus Battery Project*
Policy 117 REC Purchase Contracts
TS-19-0061	6/25/2019	Master REC Purchase Agreement
TS-21-0004	2/10/2021	REC Purchase Contract for the Lemon Dam Hydro Project
TS-21-0029	2/26/2021	Letter Agreement for the Assignment of Registration and Account Management Rights for WREGIS Lemon Dam Hydro Projects#
Transmission and Telecommunication Agreements
CU-89-0015	9/6/1989	Letter Agreement – 115kv Transmission Service to the AMOCO Project^
TS-93-0013	7/20/1994	License Agreement for Addition of La Plata’s Piedra Distribution Substation to Tri-State’s Pagosa Substation*^
TS-93-0026	2/25/1994	License Agreement for Underground Distribution Line^
TS-10-0118	9/9/2011	Telecommunications Sharing Agreement^
TS-17-0014	5/5/2017	Letter Agreement for Installation of Metering, SCADA and Telecommunication for Oxford Tract Solar Facility
Schedule 2.1.2

Tri-State Contract No.	Date of Contract	Title
TS-11-0237	1/31/2020	Facilities Management Agreement*^
TS-21-0101	9/16/2022	Compliance Agreement
TS-22-0106	11/10/2022	Letter Agreement for the Installation of Net Metering and Telecommunications for the Main Mall Solar Facility^
TS-23-0144	12/1/2023	Letter Agreement for the Installation of Metering and Telecommunications at the Durango Recreation Center Solar Facility^
TS-24-0092	6/13/2024	Letter Agreement for the Installation of Metering and Telecommunication at the Durango Train Station Solar Facility^
TS-23-0030	11/6/2024	Letter Agreement to Memorize the Metering and Telecommunications for the LPEA Community Solar 1 Facility^
Other
21-TSGT-0111	10/31/2021	Memorandum of Understanding
TS-23-0158	6/24/2024	Letter Agreement for the Billing Treatment of LPEA Community Solar 1 under Tri-State Board Policy 101*

*Filed with FERC – FERC jurisdictional agreements
#third party also a party to contract

^For the contracts listed above with the ^ identifier, if the closing on the transaction pursuant to the Purchase Agreement (“Closing”) is delayed after the Withdrawal Time, notwithstanding Section 2.1.2 of this Contract, these contracts shall not terminate as of the Withdrawal Time, but shall remain in effect until the Closing (“Delayed Closing Date”) and shall terminate and be of no further force and effect on the Delayed Closing Date; provided that each Party shall continue to indemnify and defend the other Party to the extent set forth in such contracts for claims that arose prior to the Delayed Closing Date and provided further that any provisions in the contracts that survive termination pursuant to the terms of such contracts shall survive, subject in all cases to any mutual releases agreed upon by the Parties.

In the event the Closing described in the Purchase Agreement has not occurred for any reason within three (3) months after the Withdrawal Time and either Party does not reasonably expect the Closing to occur within the following three (3) month period, the Parties will negotiate in good faith amendments to the exhibits/attachments to the Ancillary Agreements to reflect the continued ownership by Tri-State of the equipment to be sold to LPEA; provided, that the terms and conditions contained in the body of each such Ancillary Agreement will remain unchanged. The Parties will also review the contracts listed above with the ^ identifier to determine if any of such contracts may be terminated in connection with the amendments to the exhibits/attachments
Schedule 2.1.2

to the Ancillary Agreements or if any new agreements are required to replace the contracts with the ^ identifier.
Schedule 2.1.2

SCHEDULE 3.3
ESCROW INSTRUCTIONS
1.    Withdrawing Member Escrow Funds. No later than the time and date required by the Membership Withdrawal Agreement, dated as of _______ (as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Withdrawal Agreement”), LPEA will transfer funds in the amount of the Final Payment Amount (the “Withdrawing Member Escrow Funds”), by wire transfer of immediately available funds, to an interest bearing escrow account designated by Escrow Agent (the “Escrow Account”). It is hereby expressly stipulated and agreed that all interest and other earnings on the Withdrawing Member Escrow Funds shall be taxable to, and accrue for the benefit of, LPEA.
2.    Disbursement of Withdrawing Member Escrowed Funds.
a.    Upon satisfaction (or waiver in accordance with the Withdrawal Agreement) of the condition precedent set forth in Section 4 of the Withdrawal Agreement (other than the delivery of the written instructions) on or prior to 3:00 p.m. Mountain Prevailing Time March 30, 2026 (the “Delivery Time”), LPEA and Tri-State shall jointly direct in writing (“Written Instructions”), the Escrow Agent to disburse the Withdrawing Member Escrow Funds to Tri-State by wire transfer to Tri-State’s account to be set forth in such Written Instructions by (i) 10:00 a.m. Mountain Prevailing Time on the day of the Withdrawal Time if the day of the Withdrawal Time is a day other than a Saturday, Sunday or federal holiday (“Business Day”) or (ii) 10:00 a.m. Mountain Prevailing Time on the first Business Day after the day of the Withdrawal Time if the Withdrawal Time is not a Business Day.
b.    Unless otherwise specified in the Escrow Agreement or Section 2 hereof, Escrow Agent shall disburse the Withdrawing Member Escrow Funds at any time and from time to time, upon receipt of, and in accordance with written instructions signed by both LPEA and Tri-State. Except as set forth in Section 2 hereof, neither Tri-State nor LPEA shall receive any Withdrawing Member Escrow Funds under this Escrow Agreement except to the extent LPEA and Tri-State deliver to Escrow Agent joint written instructions to disburse to Tri-State or LPEA, as applicable, some or all of the applicable Withdrawing Member Escrow Funds.
Schedule 3.3

SCHEDULE 5.2.1
LIST OF CONTRACTS FOR TRI-STATE GENERATOR AGENT

Tri-State Contract No.	Date of Contract	Title
TS-21-0029	2/26/2021	Letter Agreement for the Assignment of Registration and Account Management Rights for WREGIS Lemon Dam Hydro Projects#
#third party also a party to contract

Schedule 5.2.1

Exhibit A – Membership Termination Certificate
Certificate of Withdrawal of Membership
THIS CERTIFICATE OF WITHDRAWAL OF MEMBERSHIP (“Certificate”) is made and effective on April 1, 2026, by and between TRI-STATE GENERATION AND TRANSMISSION ASSOCIATION, INC., a Colorado cooperative corporation (“Tri-State”) and LA PLATA ELECTRIC ASSOCIATION, INC., a Colorado corporation (“LPEA”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Contract (defined below).
WHEREAS, Tri-State and LPEA have entered into that certain Membership Withdrawal Agreement dated September ___, 2025 (the “Contract”), wherein LPEA will withdraw from membership in Tri-State and terminate the WESC.
NOW, THEREFORE, in consideration of LPEA’s payment of the Final Payment Amount calculated pursuant to the FERC-accepted and effective version of Rate Schedule No. 281 as of March 1, 2026, Tri-State and LPEA hereby acknowledge and agree as follows:
1)The condition set forth in Section 4 of the Contract has been satisfied or waived by the applicable Party.
2)Effective as of 12:00:00 a.m. Central Prevailing Time on April 1, 2026:
a.LPEA has withdrawn from its membership in Tri-State pursuant to Article I, Section 4 of the Bylaws and is not entitled to any of the rights or bound by any obligations of a member of Tri-State; and
b.the contracts identified in Schedule 2.1.2 to the Contract, including the WESC, are terminated and of no further force and effect (unless the effective date of a termination of a contract is delayed as provided in Schedule 2.1.2), except to the extent set forth in the Contract.
[Signature Page Follows]

Exhibit A

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the date first written above.

TRI-STATE GENERATION AND TRANSMISSION ASSOCIATION, INC.

By (signature):

Name:
Title:

LA PLATA ELECTRIC ASSOCIATION, INC.

By (signature):

Name:
Title:

Exhibit A